Exhibit 10.26

Santai Global Asset Management Limited

11/F, Fuk Chiu Factory Building, 20 Bute Street,

Mongkok, Kowloon, Hong Kong

November 18, 2022

JP Outfitters, LLC

5435 Creek Road

Cincinnati, OH 45242

Re: Agreement of Financial Support

Dear Sir:

We are providing this letter in connection with the consolidated financial statements of our majority-owned subsidiary, JP Outfitters, LLC and Subsidiary (the “Company”) as of and for the year ended December 31, 2021. In connection with the preparation of the Company’s 2021 consolidated financial statements, management has observed that, as of the date of this letter, the Company has negative working capital, negative cash flows from operations and members’ deficit.

As a consequence, should the Company require additional financial support to meet its financial obligations and investment requirements as they become due within twelve months from when the consolidated financial statements are issued, we confirm that as the Company’s majority owner, we and other entities controlled by, or affiliated with us, will provide necessary additional financial support (via either debt or equity financing, or a combination thereof) up to $750,000 (subject to change based on liquidity requirements) to enable the Company to meet its financial obligations as they become due within twelve months from the date the financial statements are issued. We also confirm that we have the requisite capital available to us in order for us to support this commitment.

Santai Global Asset Management Limited

By:	/s/ Choi Siu Wai William
Name:	Choi Siu Wai William President
Title:	Chief Executive Officer

JP Outfitters, LLC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Managing Director